Exhibit 99.1

Media Release Contact: Derek Conrad derek.conrad@capitalone.com
For Release: February 1, 2019

François Locoh-Donou to Join the Capital One Board of Directors

McLean, Va., (February 1, 2019) - Capital One Financial Corporation (NYSE: COF) today announced that François Locoh-Donou has been appointed to the company's Board of Directors, effective March 1, 2019. Mr. Locoh-Donou will stand for election by Capital One stockholders in May 2019.

Mr. Locoh-Donou is President, Chief Executive Officer and a member of the Board of F5 Networks, with nearly two decades of enterprise technology experience building a wide range of products, teams and operations around the world. F5 delivers cloud and security application services that enable organizations to embrace the infrastructure they choose without sacrificing speed and control.

“François is a values-led leader who has great insight about where technology is headed,” said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer of Capital One. “He has been a change agent at Ciena and F5, and has deep visibility across industries into the opportunities and challenges facing enterprises as the world rapidly changes--especially in the areas of cloud, software, analytics, and security. François’ breadth of experiences will be very helpful to Capital One’s Board of Directors and management team as we continue our transformative technology and digital journey.”

Prior to joining F5 in 2017, Mr. Locoh-Donou served as Senior Vice President and Chief Operating Officer of Ciena, a network strategy and technology company. In his 15-year career at Ciena, he held a series of successive global leadership positions, including Senior Vice President, Global Products Group; Vice President and General Manager, EMEA; Vice President, International Sales; and Vice President, Marketing. Prior to Ciena, Mr. Locoh-Donou held research and development roles with Photonetics, a French opto-electronics company.

In addition to his responsibilities at F5 Networks, Mr. Locoh-Donou is the Co-Founder and Chairman of Cajou Espoir, a cashew-processing business in rural Togo. Founded in 2004, the business employs several hundred people, 80 percent of whom are women. Raised in Togo and France, Mr. Locoh-Donou remains actively engaged in the business and invested in its mission to help drive meaningful and sustainable development in West Africa.

Capital One also announced today that, after 16 years of service on the company’s board, Lewis Hay, III has decided not to stand for reelection to the Board of Directors at the 2019 annual stockholders meeting due to other demands on his time. In addition, Benjamin Jenkins will be retiring from the Board effective as of the date of the 2019 annual meeting, in accordance with the company’s retirement policy. Capital One is deeply grateful for the leadership Mr. Hay and Mr. Jenkins have provided to the Board and the company's executive management team.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $249.8 billion in deposits and $372.5 billion in total assets as of December 31, 2018. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 100 index.

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